EXHIBIT 10.4

                            nStor Technologies, Inc.
                              100 Century Boulevard
                            West Palm Beach, FL 33417



June 30, 2003


H. Irwin Levy
100 Century Blvd
West Palm Beach, FL 33417


Dear Mr. Levy:

We have agreed to the following amendments to that certain 10% Convertible Subordinated Promissory Note, dated June 14, 2002, in the amount of $650,000.00 (the "Note"), payable by nStor Corporation, Inc. to H. Irwin Levy, a copy of which is attached hereto.

          1) The maturity date of the Note is hereby extended from June 14, 2003 to December 31, 2003 ("Maturity").

          2) Accrued and unpaid interest on the Note through June 30, 2003 in the amount of $168,370.00 is hereby added to the $650,000.00 principal amount of the Note so that as of the date hereof, the principal amount of the Note has been increased to $818,370.00 (the "New Principal Amount"). Interest at the rate of ten percent (10%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

/s/ Jack Jaiven                                           Agreed:
                                                          By: /s/ H. Irwin Levy
Jack Jaiven                                                       H. Irwin Levy
Vice President and Treasurer